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                                   AGREEMENT
                                   ---------

     This Agreement is made as of this 20th day of May 1999 by and between Central Sprinkler Corporation (the "Parent Company"), Central Sprinkler Company (the "Company"), Central Castings Corporation, Central Sprinkler Export Company, Central CPVC Corporation and Albert T. Sabol. (The five companies are collectively referred to herein as the "Companies").

     WHEREAS Mr. Sabol has continuously served the Companies since July 8,1986 in various executive capacities.

     WHEREAS the Companies desire to obtain the benefit of Mr. Sabol's unique experience, ability and services in a new position with new reporting responsibilities. It is agreed that he will devote his best efforts to the Companies in this new position and reporting role, subject to the terms and conditions of compensation and severance contained herein.

     1. Effective the date hereof, Mr. Sabol will report directly to the Chief Financial Officer of the Companies and assume the role and title of Vice President, Financial Reporting and Control.

     2. Compensation for such services will consist of continuation of Mr. Sabol's base salary of $175,000, participation in the Companies' Management Incentive Compensation Plan at a 35% bonus level, participation in the Companies' stock option plans as well as continuation of the fringe benefits currently in place.

     3. In the event the Companies elect to terminate the employment of Mr. Sabol without cause, subsequent to the date hereof, Mr. Sabol shall be entitled to separation pay in the amount of twelve months of current base salary or payment in accordance with the Companies' severance policy for vice presidents then in effect, whichever is more. The Companies will continue to provide Mr. Sabol with family health and life insurance until the end of such twelve-month period at the same share of costs as for other active employees. During the twelve-month period, Mr. Sabol's stock options would continue to vest and remain exercisable. The Companies further agree to provide prepaid outplacement services for one year at Manchester similar to those received by other executives upon their termination from Central.

     4. If Mr. Sabol, prior to October 31, 1999, deems the reporting relationship or his responsibilities unsatisfactory for any reason, he may elect to receive the separation package enumerated in Section 3. However, in order to receive such package, he must remain actively employed and effectively help with a transition for up to three

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         months, at the Company's option, after notice of his separation. These three months will be part of the twelve months of severance.

     5. After October 31, 1999, upon the occurrence of the events specified below, and if he notifies the Companies within two weeks of such event of his intention to resign, Mr. Sabol will be deemed to have good cause to terminate employment and receive the separation pay package enumerated in section 3 above:

         a) Mr. Sabol's compensation (base salary and bonus level), is reduced by the Companies below the level in force on the date hereof.

         b) Mr. Sabol's role as second highest financial officer of the Companies or reporting are further reduced or diminished beyond that contemplated herein.

         c) Mr. Sabol's assigned office and workspace in Lansdale does not remain comparable to what it currently is.

     6. It is understood that to receive any of these benefits noted above after termination, Mr. Sabol would be required to sign a release similar to the attached.

     7. If there is a change of ownership within the next year at Central Sprinkler and Mr. Sabol remains with the company and cooperates effectively and satisfactorily for a period of six months after such change of control, he will receive a bonus of $50,000. The sole determination of whether Mr. Sabol's cooperation has been effective and satisfactory will be by the CEO and CFO of the company at the end of the aforementioned six months.

     8. Parent Company. The Parent Company shall cause the Company to perform each of its obligations hereunder. The Parent Company hereby guarantees such obligations to Mr. Sabol.

     9. Termination of Other Agreements. All other employment or severance related arrangements except for the indemnification agreement dated September 18, 1986 between the Companies and Mr. Sabol are hereby terminated, and neither party shall have any further rights, duties, liabilities or obligations hereunder.

     10. Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

                  If to the Company or the Parent Company, to:

Central Sprinkler Corporation
          451 North Cannon Avenue
          Lansdale, Pennsylvania 19446
          Attention: E. Talbot Briddell


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                    With a copy to:

                    Thomas J. Sharbaugh, Esquire
                    Morgan, Lewis & Bockius
                    1701 Market Street
                    Philadelphia, PA 19103-2921

               If to Mr. Sabol, to:

                    Albert T. Sabol
                    57 Larkin Lane
                    Norristown, PA 19403

    11. General. The terms of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

         Mr. Sabol may not assign his interest in this Agreement.

         This Agreement shall be binding upon and inure to the benefit of the Company and the Parent Company, and Mr. Sabol and their heirs, successors and assigns.

         IN WITNESS WHEREOF, the parties hereto, each intending to be legally bound, have hereunto duly executed this Agreement the day and year first written above.



                                                  CENTRAL SPRINKLER COMPANY


Witness: /s/ Kathy Drummond                       By: /s/ E. Talbot Briddell
        --------------------------                    -------------------------
                                                  Title: CEO


Witness: /s/ Diane Messa                          By: /s/ Albert T. Sabol
        --------------------------                    -------------------------
                                                      Albert T. Sabol



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